CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Ironwood Institutional Multi-Strategy Fund LLC Registration Statement  on or about August 29, 2016 in regard to our verification of Ironwood Capital Management’s compliance with Global Investment Performance Stands (GIPS).

/s/ Chase Frei

Chase Frei CFA, CAIA,CIPM Partner

Ashland Partners & Company LLP
525 Bingham Knoll,Suite 200
Jacksonville,OR 97530